SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 11, 2018

DETERMINE, INC.

(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

615 West Carmel Drive, Suite 100

Carmel, Indiana 46032

(Address of Principal Executive Offices)

(650) 532-1500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)     On December 11, 2018, Determine, Inc. (the “Company”) received a staff determination letter from the NASDAQ Stock Market (“Nasdaq”) indicating that based on its review of materials submitted, the Company was not able to take the necessary actions to meet the terms of a potential extension to regain compliance, and the Company did not comply with the minimum $2.5 million stockholders’ equity requirement for continued listing under Nasdaq Listing Rule 5550(b).  The determination letter stated that unless the Company requests an appeal of this determination, the Company’s common stock would be suspended from Nasdaq at the opening of business on December 20, 2018.

The Company does not plan to appeal this determination and will allow such suspension to proceed. Accordingly, the Company anticipates that trading of its common stock will be suspended at the opening of business on December 20, 2018, and that its common stock will subsequently be delisted and become eligible to continue to be quoted on the OTC Bulletin Board or in the “Pink Sheets.” Trading on the OTCBB or Pink marketplace may occur only if a market maker applies to quote the Company’s common stock and the Company is current in its reporting obligations under the Securities Exchange Act of 1934. Once the Company’s common stock is delisted from Nasdaq, there can be no assurance that a market maker will apply to quote the Company’s common stock or that the Company’s common stock then will be eligible for quotation on the OTCBB or the Pink marketplace.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 17, 2018

DETERMINE, INC.

By:	/s/ John Nolan
Name: John Nolan Title: Chief Financial Officer